Amendment No. 7 to Distribution Agreement

This Amendment No. 7 to the Distribution Agreement (this “Amendment”), by and between Principal Exchange-Traded Funds, a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), is dated as of October 27, 2017 (the “Effective Date”).

WHEREAS, the Fund and ALPS entered into a Distribution Agreement dated as of May 1, 2015, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Fund and ALPS wish to amend the Agreement to add two Portfolios to be offered under the Fund.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.Appendix A (List of Portfolio(s)) of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A (List of Portfolio(s)) attached hereto.

2.Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

PRINCIPAL EXCHANGE-TRADED FUNDS		ALPS DISTRIBUTORS, INC.

By:	/s/ Layne A. Rasmussen	By:	/s/ Steven B. Price
Name:	Layne A. Rasmussen	Name:	Steven B. Price
Title:	Vice President	Title:	SVP & Director of Distribution Services

APPENDIX A

LIST OF PORTFOLIO(S)

Principal EDGE Active Income ETF
Principal Price Setters Index ETF
Principal Shareholder Yield Index ETF
Principal Healthcare Innovators Index ETF
Principal Millenials Index ETF
Principal U.S. Small Cap Index ETF
Principal Active Global Dividend Income ETF
Principal Morley Short Duration Index ETF
Principal Spectrum Preferred Securities Active ETF
Principal Contrarian Value Index ETF
Principal Emerging Markets Multi-Factor Index ETF
Principal International Multi-Factor Index ETF
Principal Sustainable Momentum Index ETF
Principal U.S. Mega-Cap Multi-Factor Index ETF